Exhibit 99.1
NEWS RELEASE

Contacts:	Trey Stolz
VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

BASIC ENERGY SERVICES REPORTS
SECOND QUARTER 2019 RESULTS

FORT WORTH, TEXAS - July 31, 2019 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the second quarter ended June 30, 2019.
SECOND QUARTER 2019 HIGHLIGHTS
•Reported revenue of $189.8 million, net loss of $27.8 million and loss per share of $1.02;
•Increased Adjusted EBITDA1 by 14.7% to $16.5 million, as compared to the first quarter of 2019, and generated cash from operations of $11.3 million;
•Cash and cash equivalents totaled $53.7 million at June 30, 2019, with no amount drawn on the ABL facility;
•Midstream water disposal volumes increased 4% sequentially to a record 10.0 million barrels, 32% of which were delivered via pipeline; and
•Targeted cost cutting resulted in significant margin expansion, with Completion & Remedial segment leading those improvements with direct margins of 24%, up from 17% in the first quarter.

Second quarter 2019 revenue decreased 3.7% sequentially to $189.8 million from $197.2 million in the first quarter of 2019. In the second quarter of 2018, Basic generated $253.4 million in revenue.
For the second quarter of 2019, Basic reported a net loss of $27.8 million, or a loss of $1.02 per basic and diluted share. This result is compared to a net loss of $27.5 million, or a loss of $1.02 per basic and diluted share for the first quarter of 2019, and a net loss of $40.1 million, or a loss of $1.51 per basic and diluted share in the second quarter of 2018.
Adjusted EBITDA1 was $16.5 million or 8.7% of revenues for the second quarter of 2019, compared to $14.4 million, or 7.3% of revenues in the first quarter of 2019. In the second quarter of 2018, Basic generated Adjusted EBITDA1 of $27.0 million, or 10.6% of revenues. Among others, adjustments to EBITDA in the second quarter of 2019 include professional fees related to due diligence for an unsuccessful M&A transaction of $1.2 million. Please refer to "Supplemental Non-GAAP Financial Measures" below for further explanation and a full reconciliation of Adjusted EBITDA.

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Exhibit 99.1
As of June 30, 2019, the Company had total liquidity of $114.0 million, which included cash and cash equivalents of $53.7 million and borrowing capacity under its undrawn senior secured revolving credit facility of $60.3 million.
Roe Patterson, President and CEO stated, “While revenues contracted by almost 4% sequentially, we are pleased to have improved margins by 140 basis points and increased Adjusted EBITDA1 by 15% from the first quarter of this year. Aggressive cost cutting resulted in a greater than 600 basis point increase in margins for Completion & Remedial Services, with our Pumping Services Division leading the segment in margin improvement. Additionally, while weakness in water logistics related to lower completions and flowback activity impacted our business, the Company posted a record for water disposal volumes of 10.0 million barrels, an increase of 12% over year ago levels. Margins expanded in most of our businesses, and G&A contracted by $1 million from the prior quarter. Despite a weakening environment over the latter part of the quarter, our recent strategic realignment and continued efforts over the last several months to streamline operations and cut costs is resulting in a significant improvement in direct margins. We do not expect current commodity prices to foster increases in our customers' capital spending for the second half of 2019 as energy companies strive to operate within their own cash flow constraints. Therefore, we expect these current activity levels to continue into the third quarter, followed by typical seasonality in the fourth quarter with shorter daylight hours and greater potential for disruptions due to weather.
"We have worked diligently to maintain capital flexibility, as we continue to moderate our capital spending plan to match the updated market outlook. As a result, we now expect capital expenditures in 2019 to total $58 million, a decrease year-over-year of 34% and down from the $69 million expected at the end of the first quarter of 2019. As we noted in May, we anticipate that growth capital will be spent judiciously on long-lived water midstream assets and ancillary equipment to support 24-hour rig packages, which offer the highest potential return to the Company.
"Based on our updated outlook for the year, we expect to generate Adjusted EBITDA1 of $62 to $67 million, which excludes $13.5 million of non-cash stock compensation expense and previously disclosed non-recurring items of $2.2 million. Under the current capital plan, we forecast a 2019 year-end cash balance of approximately $50 million, with our ABL remaining undrawn. For the second half of 2019, projected operating cash flows will cover our planned capital expenditures, and we expect to have reduced our debt by approximately $21 million from year end 2018 levels,” concluded Patterson.
Second Quarter 2019 Business Segment Results
Well Servicing
Well Servicing revenues were $58.2 million during the second quarter of 2019, a decrease of 3.9% sequentially from $60.5 million in the prior quarter. The decrease was primarily due to decreased utilization, particularly in June, offset in part by slightly increased pricing. Well Servicing revenues were $63.3 million in the second quarter of 2018. Severe weather and holidays negatively impacted Well Servicing revenues by approximately $3.5 million in the second quarter of 2019.
The Well Servicing weighted average rig count was 308 at June 30, 2019, down from 310 at March 31, 2019 and June 30, 2018. Rig hours were 155,200 in the second quarter of 2019, down 6% compared to 165,000 hours in the first quarter of 2019 and down 15% from 181,600 hours in the second quarter of last year. Rig utilization was 70% in the second quarter of 2019, down from 74% in the first quarter of 2019 and down from 82% in the second quarter of 2018. The Company averaged 19 24-hour service rig rental equipment packages working for the second quarter of 2019. At the end of July 2019, the Company averaged 18 active equipment packages. During the second quarter of 2018, the Company averaged 24 active equipment packages. Revenue for the rental equipment portion of a 24-hour package is recorded in our Completion & Remedial Services segment.
Revenue per well servicing rig hour was up 2% to $375 in the second quarter of 2019 compared to $367 in the previous quarter and up 8% from $348 reported in the second quarter of 2018.

Exhibit 99.1
Segment profit in the second quarter of 2019 was $13.1 million, a decrease of 1% compared to $13.3 million in the prior quarter, and a decrease of 13% from $15.1 million during the second quarter of 2018. Segment profit margin was 23% in the second quarter of 2019, up from 22%, due largely to the effect of the payroll tax reset in the first quarter of 2019 and continued cost cutting. In the second quarter of 2018, segment profit margin was 24% of segment revenue.
Water Logistics
Water Logistics revenue in the second quarter of 2019 was $51.0 million, compared to $55.6 million in the prior quarter. During the second quarter of 2018, this segment generated $59.7 million in revenue. Weather and holidays negatively impacted Water Logistics revenues by $1.3 million in the second quarter of 2019.
The weighted average number of fluid services trucks decreased to 814 during the second quarter of 2019, compared to 818 during the first quarter of 2019 and 903 during the second quarter of 2018. Trucking demand has decreased as increasing volumes of fluids are moving through pipelines, a significantly lower-cost alternative for our customers. Truck hours of 403,200 during the second quarter of 2019 represented a decrease of 5% from the 424,100 generated in the first quarter of 2019 and a decrease of 17% compared to 486,800 in the same period in 2018.
Total pipeline water volumes disposed at Basic-owned saltwater disposal wells ("Basic SWDs") increased 4% to 3.2 million barrels during the second quarter of 2019 compared to 3.1 million barrels during the first quarter of 2019. Pipeline disposal volumes to Basic SWDs in the Permian Basin remained constant at 58% of total water disposal volumes in the Permian Basin in the second quarter of 2019 compared to the first quarter of 2019 and up from 39% in the second quarter of 2018.
Segment profit in the second quarter of 2019 decreased by 15% to $15.5 million, compared to a profit of $18.3 million in the first quarter of 2019. Segment profit margin decreased sequentially by approximately 250 basis points to 30% due to lower demand related to decreased production activity and lower flowback volumes during the quarter. Segment profit in the same period in 2018 was $15.7 million, or 26% of segment revenue.
Completion & Remedial Services
Completion & Remedial Services revenue increased 2% to $78.1 million in the second quarter of 2019 from $76.8 in the prior quarter. The increase in revenue was primarily due to a slight increase in coiled tubing and pumping services. In the second quarter of 2018, this segment generated $126.9 million in revenue. Weather negatively impacted revenues by $2.1 million in the second quarter of 2019.
At June 30, 2019, Basic had approximately 479,000 hydraulic horsepower (“HHP”), down 10,000 from the previous quarter and down from 517,000 at June 30, 2018. Weighted average HHP for the second quarter of 2019 decreased to 486,000 from first quarter of 2019 levels of 503,000. The decrease in horsepower was mainly caused by the moving of pumps from the Pumping Services Division to well service operations to support 24-hour rig packages.
Segment profit in the second quarter of 2019 increased to $18.4 million compared to $13.4 million in the prior quarter. Segment margin for the second quarter of 2019 increased over 600 basis points to 24% compared to 17% during the previous quarter. The increase in segment gross profit was due to the ongoing margin expansion initiatives commenced in the first quarter of 2019, which included significant cost cutting and streamlining of operations and field offices. These improvements resulted in incremental margins of over 400% for the segment from the first quarter. During the second quarter of 2018, segment gross profit was $26.4 million, or 21% of segment revenue.
Other Services
During the first quarter of 2019, Basic created an "Other Services" segment, which combines its former Contract Drilling segment with its manufacturing entity. This change was effective January 1, 2019, and retrospectively for all periods presented. Other Services revenue decreased by 39.2% to $2.6 million

Exhibit 99.1
during the second quarter of 2019 from $4.3 million in the prior quarter. The decrease was related to decreased demand in the Company's manufacturing line of business. During the second quarter of 2018, after giving effect to Basic's realigned segments, this segment generated $3.5 million in revenue. Basic marketed nine drilling rigs during the second quarter and eleven during the first quarter of 2019. Revenue per drilling day in the second quarter of 2019 was up 3% to $24,900, compared to $24,200 in the previous quarter, and down 3% from $25,700 in the second quarter of 2018.
Rig operating days during the second quarter of 2019 decreased by 22% to 90 compared to 115 in the prior quarter, resulting in rig utilization of 11% during the second quarter of 2019 compared to 12% during the prior quarter. In the comparable period in 2018, rig operating days were 91, resulting in a utilization rate of 9%.
Other Services segment loss in the second quarter of 2019 was $0.3 million compared to profits of $0.3 million in the prior quarter and $0.3 million in the second quarter of 2018. Segment margin loss for the second quarter of 2019 was 13.2% compared to segment margin profit of 8% in the prior quarter. Last year in the comparable period, segment margin was 7%. The margin decline is mainly due to decreased revenues in the manufacturing line of business within the segment. Contract drilling stand-alone margins were 20% in the second quarter of 2019, flat with the first quarter of 2019 and down from 25% in the second quarter of 2018.
General & Administrative Expense
Reported general and administrative (“G&A”) expense decreased to $34.8 million in the second quarter of 2019 compared to $35.5 million in the first quarter of 2019 and down from $51.5 million in the second quarter of 2018. Non-cash stock compensation, included in G&A, was $3.3 million for the second quarter of 2019, consistent with $3.3 million in the first quarter of 2019. Second quarter 2018 non-cash stock compensation, included in G&A, was $9.6 million. Excluding non-cash stock compensation and nonrecurring professional fees related to due diligence for unsuccessful M&A activities of $1.2 million, G&A for the second quarter of 2019 decreased $1.0 million from the previous quarter, with further annualized cost reductions expected for the remainder of 2019.
Interest Expense
Net interest expense for the second quarter of 2019 was $10.4 million, which included interest on Basic’s Senior Secured Notes, the ABL facility, capital leases and other financings. Net interest expense in the first quarter of 2019 was $10.5 million, and $12.7 million in the second quarter of 2018.
Income Taxes
Tax benefit for the second quarter of 2019 was $28,000. The effective tax benefit rate was 0% in the second quarter of 2019 compared to of 6.3% in the prior quarter. The tax benefit of $0.3 million in the second quarter of 2018 translated into an effective tax benefit rate of 1%.
During the first quarter of 2019, Basic filed an amended 2007 federal tax return under Sections 172(b)(1)(C) and 172(f) of the Internal Revenue Code of 1986, as amended, which allowed the Company to carryback workers’ compensation expenses in years we had Net Operating Losses ("NOL") for up to 10 years. The Company carried back approximately $5.3 million of expense to 2007, which allowed Basic to claim a refund of $1.9 million of 2007 taxes. The net effect of this transaction was a tax benefit and a reduction of our NOL of $1.9 million in the quarter ended March 31, 2019.
As of June 30, 2019, the Company had approximately $843.5 million of NOL carryforwards for federal income tax purposes. The Company provides a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. As of June 30, 2019, a valuation allowance of $184.0 million was recorded against the Company's net deferred tax assets for all jurisdictions that are not expected to be realized.

Exhibit 99.1
Cash and Total Liquidity
As of June 30, 2019, the Company had total liquidity of $114.0 million, which included cash and cash equivalents of $53.7 million and borrowing capacity under the ABL facility of $60.3 million. The Company was undrawn on the ABL facility at the end of the second quarter of 2019.
Basic reported cash and cash equivalents of $63.8 million and availability under the ABL facility of $66.2 million at March 31, 2019, and reported cash and cash equivalents of $30.8 million and availability under its prior ABL facility of $14.7 million at June 30, 2018.
During the first half of 2019, cash provided by operations was $11.3 million, compared to cash provided by operations of $25.1 million in the comparable period in 2018. Basic used $21.5 million to decrease accounts payable in the first half of 2019, compared to $6.8 million provided by increasing accounts payable in the first half of 2018. Cash used in investing activities was $28.4 million in the first half of 2019, compared to cash used in investing activities of $30.7 million in the first half of 2018. Cash used in financing activities during the first half of 2019 was $19.5 million compared to cash used in financing activities of $2.8 million in the same period of 2018. Payments on capital leases during the six months ended June 30, 2019 were $17.3 million, compared to payments on capital leases of $27.1 million in the comparative period of 2018.
Share Repurchase Plan
On May 31, 2019, Basic announced that its Board of Directors had authorized the repurchase of up to $5.0 million of common stock in the open market. This authorization expires on June 4, 2020, and the timing and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements and other market and economic conditions. The share repurchase program may be suspended or discontinued as determined by the Board of Directors. As of June 30, 2019, Basic had repurchased 596,194 shares for a total of $1.3 million.
Capital Expenditures
Total capital expenditures during the second quarter of 2019 were approximately $18.3 million, including $1.4 million for capital leases, and an increase in accounts payable related to capital expenditures of approximately $2.3 million. Additionally, we booked $2.3 million in proceeds from dispositions during the quarter, partially offsetting our cash capital expenditures. We currently anticipate 2019 capital expenditures of approximately $58 million, including approximately $22 million of expansion capital, of which $8 million will be funded by capital leases and other financings. The focus of our expansion capital will be strengthening our position in the growing and attractive water disposal midstream services line of business. Approximately 65% of our 2019 growth capital is expected to be allotted to long-lived water midstream infrastructure projects. These projects are expected to continue delivering improvements in disposal water volumes, Basic SWD utilization and high margin contribution as oil production and residual water disposal demand in our operating areas continues to increase.
Conference Call
Further details are provided in the presentation for our quarterly conference call to review the second quarter 2019 results, available in the investor relations section of our corporate website. The Company will host a conference call to discuss its second quarter 2019 results on Thursday, August 1, 2019, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of the Company's corporate website, www.basicenergyservices.com.
A telephonic replay of the conference call will be available until August 8, 2019, and may be accessed by calling (201) 612-7415 and using pass code 13691698#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

Exhibit 99.1
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil-producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California and Colorado. Our operations are focused in liquids-rich basins that have historically exhibited strong drilling and production economics in recent years. Specifically, we have a significant presence in the Permian Basin, Powder River Basin, and the Bakken, Eagle Ford, and Denver-Julesburg shales. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and reflect Basic’s current views about future events. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Although Basic believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions and estimates, certain risks and uncertainties could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and the presentation. These risks and uncertainties include, without limitation, our ability to successfully execute, manage and integrate acquisitions, reductions in our customers’ capital budgets, our own capital budget, limitations on the availability of capital or higher costs of capital and volatility in commodity prices for crude oil and natural gas. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Any forward-looking statement speaks only as of the date on which such statement is made and Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise, except as required by applicable law.
-Tables to Follow-

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Income Statement Data:
Revenues:
Completion & Remedial Services	$78,061	$126,948	$154,895	$244,545
Well Servicing	58,168	63,268	118,683	120,219
Water Logistics	51,031	59,679	106,632	116,188
Other Services	2,587	3,474	6,839	7,082
Total revenues	189,847	253,369	387,049	488,034
Expenses:
Completion & Remedial Services	59,660	100,528	123,092	190,187
Well Servicing	45,047	48,200	92,243	94,712
Water Logistics	35,529	44,008	72,828	84,931
Other Services	2,929	3,223	6,843	7,445
General and administrative(a)	34,803	51,460	70,325	92,468
Depreciation and amortization	28,991	31,161	56,489	61,396
(Gain) loss on disposal of assets	342	1,921	1,797	3,700
Total expenses	207,301	280,501	423,617	534,839
Operating loss	(17,454)	(27,132)	(36,568)	(46,805)
Other income (expense):
Interest expense	(10,518)	(12,806)	(21,274)	(24,089)
Interest income	115	60	360	87
Other income	52	102	350	441
Loss before income taxes	(27,805)	(39,776)	(57,132)	(70,366)
Income tax benefit (expense)	28	(278)	1,879	(219)
Net loss	$(27,777)	$(40,054)	$(55,253)	$(70,585)
Loss per share of common stock:
Basic share	$(1.02)	$(1.51)	$(2.04)	$(2.67)
Diluted share	$(1.02)	$(1.51)	$(2.04)	$(2.67)
Other Financial Data:
EBITDA[1]	$11,589	$4,131	$20,271	$15,032
Adjusted EBITDA[1]	16,478	26,976	30,825	50,261
Capital expenditures:
Property and equipment	$14,474	$16,286	$33,359	$31,698
Capital leases	1,444	7,726	7,588	11,047

			As of
			June 30,	December 31,
			2019	2018
			(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents			$53,714	$90,300
Net property and equipment			429,689	448,801
Total assets			701,823	761,777
Total long-term debt			316,806	322,701
Total stockholders' equity			169,096	219,428

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.
(a) Includes approximately $3,330,000 and $9,626,000 of non-cash compensation for the three months ended June 30, 2019 and 2018, respectively, and $6,604,000 and $16,424,000 for the six months ended June 30, 2019 and 2018, respectively.

Exhibit 99.1

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Segment Data:	(Unaudited)
Completion & Remedial Services
Total hydraulic horsepower (HHP)	479,000	517,000	479,000	520,000
Total frac HHP	344,500	410,000	344,500	411,000
Coiled tubing units	17	18	17	18
Rental and fishing tool stores	15	16	15	16
Segment profits as a percent of revenue	24%	21%	21%	22%

Water Logistics
Weighted average number of fluid service trucks	814	903	816	932
Truck hours (000's)	403.2	486.8	827.3	966.4
Pipeline volumes (000's)	3,170	2,064	6,220	3,615
Segment revenues (000's)	$51,031	$59,679	$106,632	$116,188
Segment profits as a percent of revenue	30%	26%	32%	27%

Well Servicing
Weighted average number of rigs	308	310	309	310
Rig hours (000's)	155.2	181.6	320.2	350.1
Rig utilization rate	70%	82%	72%	79%
Revenue per rig hour, excluding manufacturing	$375	$348	$371	$343
Well servicing rig profit per rig hour	$85	$83	$83	$73
Segment profits as a percent of revenue	23%	24%	22%	21%

Other Services
Weighted average number of rigs	9	11	10	11
Rig operating days	90	91	205	266
Drilling utilization rate	11%	9%	12%	13%
Revenue per day (000's)	$24.9	$25.7	$24.5	$20.1
Segment profits as a percent of revenue	(13)%	7%	0%	(5)%
Contract Drilling profits as a percent of revenue	20%	25%	20%	20%

Exhibit 99.1
Supplemental Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, which includes losses on debt extinguishment, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, the gain or loss on disposal of assets, non-cash stock compensation, contemplated deal costs, executive bonus payments, strategic consulting and realignment costs, costs for a withdrawn bond offering, bad debt, executive retirement costs, and professional fees for tax consulting, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, the Company believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:
•The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•EBITDA does not reflect income taxes;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
•Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•Adjusted EBITDA does not reflect Basic’s non-cash stock compensation;
•Adjusted EBITDA does not reflect Basic’s professional fees related to tax recovery during the six months ended June 30, 2019;
•Adjusted EBITDA does not reflect Basic’s one-time costs incurred for contemplated mergers and acquisitions that we did not pursue during the six months ended June 30, 2019; and one-time costs for a withdrawn bond offering during the six months ended June 30, 2018;
•Adjusted EBITDA does not reflect Basic’s executive bonus expense for 2017 that was approved by the Compensation Committee of the Board of Directors and paid during the six months ended June 30, 2018;
•Adjusted EBITDA does not reflect Basic's strategic consulting fees during the six months ended June 30, 2018;
•Adjusted EBITDA does not reflect the write-off of certain bad debt related to a single customer incurred during the six months ended June 30, 2018;

Exhibit 99.1
•Adjusted EBITDA does not reflect Basic's accrual for expected Texas state sales tax audit settlement accrued during the six months ended June 30, 2018;
•Adjusted EBITDA does not reflect payments for executive retirements during the six months ended June 30, 2018;
•Other companies in the industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1
The following table presents a reconciliation of net loss to EBITDA (unaudited, in thousands):

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Reconciliation of Net Loss to EBITDA:
Net loss	$(27,777)	$(40,054)	$(55,253)	$(70,585)
Income tax benefit	(28)	278	(1,879)	219
Net interest expense	10,403	12,746	20,914	24,002
Depreciation and amortization	28,991	31,161	56,489	61,396
EBITDA	$11,589	$4,131	$20,271	$15,032
The following table presents a reconciliation of net loss to Adjusted EBITDA (unaudited, in thousands):

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(27,777)	$(40,054)	$(55,253)	$(70,585)
Income tax benefit	(28)	278	(1,879)	219
Net interest expense	10,403	12,746	20,914	24,002
Depreciation and amortization	28,991	31,161	56,489	61,396
(Gain) loss on disposal of assets	342	1,921	1,797	3,700
Non cash stock compensation	3,330	6,036	6,604	12,834
Contemplated deal costs	1,217	—	1,217	—
Professional fees	—	—	936	—
Audit related state sales and use tax	—	5,983	—	5,983
One-time executive compensation costs	—	3,855	—	5,459
Bad debt	—	3,100	—	3,100
Costs for withdrawn bond offering	—	—	—	1,753
Strategic consulting and realignment	—	1,950	—	2,400
Adjusted EBITDA	$16,478	$26,976	$30,825	$50,261

Exhibit 99.1
The following table presents a reconciliation of projected 2019 net loss to Adjusted EBITDA and full year 2018 Adjusted EBITDA (unaudited, in thousands):

	2019	2018
	Outlook	Actual
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(111,000) ~ (106,000)	$(144,597)
Income tax (benefit) expense	~ (1,879)	227
Net interest expense	~ 41,400	45,489
Depreciation and amortization	~ 114,200	126,417
(Gain) loss on disposal of assets	~ 3,400	(2,598)
Non cash stock compensation	~13,500	23,426
Loss on extinguishment of debt	—	26,429
Audit-related state sales and use tax	—	5,983
Contemplated deal costs	~ 1,220	1,753
Other non-recurring & special items	~ 1,000	14,443
Adjusted EBITDA	$62,000 ~ 67,000	$96,972